Exhibit 23.1


                   INDEPENDENT AUDITOR'S CONSENT



The Shareholders and the Board of Directors
Winn-Dixie Store, Inc.:



We consent to the incorporation by reference in the Registration Statement Nos. 33-42278 and 33-50039 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated July 29, 1996, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 26, 1996 and June 28, 1995; and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedules for each of the years in the three-period ended June 26, 1996, which reports appear in the June 26, 1996 annual report on Form 10-K of Winn-Dixie Stores, Inc.



                                                  Certified Public Accountants

Jacksonville, Florida
August 9, 1996

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